Exhibit 5.6

___, _________, ____

To the addressees listed in Schedule 1	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	441-299-4954 Marcello.ausenda@conyersdill.com MA//353101corpdocs.

Dear Sirs

Arlington Tankers Ltd., Companion Ltd., Compatriot Ltd., Concept Ltd., Concord Ltd., Consul Ltd., Contest Ltd., Victory Ltd., Vision Ltd. (the "Companies")

We have acted as special legal counsel in Bermuda to the Companies, wholly owned subsidiaries of General Maritime Corporation, a corporation organised under the laws of the Republic of the Marshall Islands (the “Parent”) in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Parent with the United States Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 under the Securities Act 1933, as amended, of up to US$500,000,000 aggregate public offering price of: (i) debt securities, which may be issued pursuant to an indenture (the “Indenture”) as amended or supplemented from time to time, between the Company and the trustee named in the Indenture (the “Debt Securities”), (ii) shares of preferred stock of the Company, par value $0.01 per share, (iii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), as well as up to 5,357,410 shares of Common Stock which may be resold by selling shareholders, (iv) warrants to purchase securities of the Company, (v) rights to purchase securities of the Company, (vi) units issued by the Company comprised of any of the foregoing, (vii) shares of preferred stock represented by depositary shares and evidenced by depositary receipts, each of which will represent a fractional share or multiple shares of preferred stock, (viii) purchase contracts for the purchase and sale of securities and (ix) guarantees of the Debt Securities issued by one or more of the Companies (the “Subsidiary Guarantees”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the form of Indenture, which is governed by the laws of the State of New York.  We have also reviewed the memorandum of association and the bye-laws of each of the Companies (the “Constitutional Documents”), each certified by the respective Secretary of the Companies on 14 December 2010 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that each of the Companies will issue the Subsidiary Guarantees in furtherance of its objects as set out in its memorandum of association, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) that upon entering into its respective Subsidiary Guarantee each of the Companies will be able to pay its liabilities as and when they become due, (h) that the form and terms of any and all of the Subsidiary Guarantees, the issuance thereof by the Companies and the Companies’ performance of their obligations thereunder or in respect thereof (including, without limitation, the Companies’ obligations under any related agreement, the Indenture or supplement thereto) will not violate the Constitutional Documents nor any applicable law, regulation or decree in Bermuda, (i) that all necessary corporate action will be taken to authorise and approve the issuance of the Subsidiary Guarantees, and (j) the capacity, power and authority of all parties other than the Companies to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Subsidiary Guarantees, and the due execution and delivery thereof by each party thereto.

Upon the issuance of the Subsidiary Guarantees, the obligations of the Companies under the Subsidiary Guarantees (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	Each of the Companies has the necessary corporate power and authority to enter into and perform its obligations under the Subsidiary Guarantees; and

2.	When the terms relating to any of the Subsidiary Guarantees have been duly adopted such Subsidiary Guarantees will be duly authorized by each of the Companies.

We hereby consent to the filing of this opinion as an exhibit 5.6 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.  Kramer Levin Naftalis & Frankel LLP may rely on this opinion for purposes of rendering a legality opinion to the Company in connection with the Registration Statement.

Yours faithfully

CONYERS DILL & PEARMAN LIMITED

  SCHEDULE 1

Arlington Tankers Ltd.
Companion Ltd.
Compatriot Ltd.
Concept Ltd.
Concord Ltd.
Consul Ltd.
Contest Ltd.
Victory Ltd.
Vision Ltd.

c/o General Maritime Corporation
299 Park Avenue
New York, NY 10171